Exhibit 1.2

December 6, 2022

STRICTLY CONFIDENTIAL

USA Opportunity Income One, Inc.

404 Ave Constitucion #208

San Juan, Puerto Rico 00901

Attn:	Dania Echemendia
President

Dear Dania:

This letter (the “Agreement”) constitutes the agreement between First Southern, LLC (the “Placement Agent”) and USA Opportunity Income One, Inc., a company incorporated under the laws of Puerto Rico (the “Company”), pursuant to which the Placement Agent shall serve as a non-exclusive placement agent for the Company, on a “reasonable best efforts” basis, in connection with the proposed placement (the “Placement”) of “USA Real Estate Bonds” to be issued by the Company (the “Securities”). The terms of the Placement shall be mutually agreed upon by the Company and the purchasers (each, a “Purchaser” and collectively, the “Purchasers”) and nothing herein constitutes that the Placement Agent would have the power or authority to bind the Company or any Purchaser or an obligation for the Company to issue any Securities or complete the Placement. This Agreement and the documents executed and delivered by the Company and the Purchasers in connection with the Placement, including but not limited to the Purchase Agreement (as defined below), shall be collectively referred to herein as the “Transaction Documents.” The date of the closing of the Placement shall be referred to herein as the “Closing Date.” The Company expressly acknowledges and agrees that the obligations of the Placement Agent hereunder are on a reasonable best efforts basis only and that the execution of this Agreement does not constitute a commitment by the Placement Agent to purchase the Securities and does not ensure the successful placement of the Securities or any portion thereof or the success of the Placement Agent with respect of securing any other financing on behalf of the Company. Following the prior written consent of the Company, the Placement Agent may retain other brokers or dealers to act as sub-Agent or selected-dealers on its behalf in connection with the Placement. The sale of the Securities to any Purchaser will be evidenced by a securities purchase agreement (the “Purchase Agreement”) between the Company and such Purchaser in a form mutually agreed upon by the Company and the Placement Agent. Capitalized terms that are not otherwise defined herein have the meanings given to such terms in the Purchase Agreement. Prior to the signing of any Purchase Agreement, executive officers of the Company will be available upon reasonable notice and during normal business hours to answer inquiries from prospective Purchasers.

Section 1. REPRESENTATIONS AND WARRANTIES OF THE COMPANY. Each of the representations and warranties (together with any related disclosure schedules thereto) and covenants made by the Company to the Purchasers in the Purchase Agreement in connection with the Placement is hereby incorporated herein by reference into this Agreement (as though fully restated herein) and is, as of the date of the Purchase Agreement and as of the Closing Date, hereby made to, and in favor of, the Placement Agent.

Section 2. REPRESENTATIONS OF THE PLACEMENT AGENT. The Placement Agent represents and warrants that it (i) is a member in good standing of FINRA, (ii) is registered as a broker/dealer under the Exchange Act, (iii) is licensed as a broker/dealer under the laws of the States applicable to the offers and sales of the Securities by such Placement Agent, (iv) is and will be a corporate entity validly existing under the laws of its place of incorporation, and (v) has full power and authority to enter into and perform its obligations under this Agreement. The Placement Agent will immediately notify the Company in writing of any change in its status as such. The Placement Agent covenants that it will use its reasonable best efforts to conduct the Placement hereunder in compliance with the provisions of this Agreement and the requirements of applicable law.

Section 3. COMPENSATION. In consideration of the services to be provided for hereunder, the Company shall pay to the Placement Agent the following compensation with respect to the Securities which they are placing:

(a)	A cash fee (the “Cash Fee”) equal to an aggregate of 6% of the aggregate gross proceeds raised in the Placement. The Cash Fee shall be paid on a monthly basis for all closings of the Placement occurring in the prior month.

(b)	Subject to compliance with FINRA Rule 5110(f)(2)(D), the Company will be responsible for and will pay all expenses relating to the Placement, including, without limitation, (a) all filing fees and expenses relating to the registration of the securities with the Commission; (b) all fees and expenses relating to the listing of the Company’s common stock on a national exchange, if applicable; (c) all fees, expenses and disbursements relating to the registration or qualification of the securities under the “blue sky” securities laws of such states and other jurisdictions as Placement Agent may reasonably designate (including, without limitation, all filing and registration fees, and the reasonable fees and disbursements of the Company’s “blue sky” counsel, which will be the Placement Agent’s counsel) unless such filings are not required in connection with the Company’s proposed listing on a national exchange, if applicable; (d) all fees, expenses and disbursements relating to the registration, qualification or exemption of the securities under the securities laws of such foreign jurisdictions as the Placement Agent’s may reasonably designate; (e) the costs of all mailing and printing of the Placement documents; (f) transfer and/or stamp taxes, if any, payable upon the transfer of securities from the Company to the Placement Agent; and (g) the fees and expenses of the Company’s accountants.

(c)	The Placement Agent shall pay its own expenses in connection with this Agreement and the transactions contemplated hereunder.

(d)	The Placement Agent reserves the right to reduce any item of its compensation or adjust the terms thereof as specified herein in the event at a determination shall be made by FINRA to the effect that such Placement Agent’s aggregate compensation is in excess of FINRA Rules or that the terms thereof require adjustment

Section 4. INDEMNIFICATION. The Company agrees to the indemnification and other agreements set forth in the Indemnification Provisions (the “Indemnification”) attached hereto as Addendum A, the provisions of which are incorporated herein by reference and shall survive the termination or expiration of this Agreement.

2

Section 5. ENGAGEMENT TERM. The Placement Agent engagement hereunder shall be until the earlier of (i) twelve (12) months and (ii) the final closing date of the Placement (such date, the “Termination Date” and the period of time during which this Agreement remains in effect is referred to herein as the “Term”); provided, however, that either party may terminate this Agreement at any time following the date hereof upon thirty days’ prior written notice to the other party. Notwithstanding anything to the contrary contained herein, the provisions concerning the Company’s obligation to pay any fees actually earned pursuant to Section 3 and the provisions concerning confidentiality, indemnification and contribution contained herein and the Company’s obligations contained in the Indemnification Provisions will survive any expiration or termination of this Agreement. If this Agreement is terminated prior to the completion of the Placement, all fees due to the Placement Agent shall be paid by the Company to the Placement Agent on or before the Termination Date (in the event such fees are earned or owed as of the Termination Date). The Placement Agent agree not to use any confidential information concerning the Company provided to such Placement Agent by the Company for any purposes other than those contemplated under this Agreement.

Section 6. PLACEMENT AGENT’ INFORMATION. The Company agrees that any information or advice rendered by the Placement Agent in connection with this engagement is for the confidential use of the Company only in their evaluation of the Placement and, except as otherwise required by law, the Company will not disclose or otherwise refer to the advice or information in any manner without such Placement Agent’s prior written consent.

Section 7. NO FIDUCIARY RELATIONSHIP. This Agreement does not create and shall not be construed as creating rights enforceable by any person or entity not a party hereto, except those entitled hereto by virtue of the Indemnification Provisions hereof. The Company acknowledges and agrees that the Placement Agent is nor shall the Placement Agent be construed as a fiduciary of the Company and the Placement Agent shall have any duties or liabilities to the equity holders or the creditors of the Company or any other person by virtue of this Agreement or the retention of the Placement Agent hereunder, all of which are hereby expressly waived.

Section 8. CLOSING. The obligations of the Placement Agent, and the closing of the sale of the Securities hereunder are subject to, the accuracy, when made and on the Closing Date, of the representations and warranties on the part of the Company contained herein and in the Purchase Agreement, to the accuracy of the statements of the Company made in any certificates pursuant to the provisions hereof, to the performance by the Company of their obligations hereunder, and to each of the following additional terms and conditions, except as otherwise disclosed to and acknowledged and waived by the Placement Agent by the Company:

(a)	No action shall have been taken and no statute, rule, regulation or order shall have been enacted, adopted or issued by any governmental agency or body which would, as of the Closing Date, prevent the issuance or sale of the Securities or materially and adversely affect or potentially and adversely affect the business or operations of the Company; and no injunction, restraining order or order of any other nature by any federal or state court of competent jurisdiction shall have been issued as of the Closing Date which would prevent the issuance or sale of the Securities or materially and adversely affect or potentially and adversely affect the business or operations of the Company.

3

(b)	The Company shall have entered into a Purchase Agreement with each of the Purchasers and such agreements shall be in full force and effect and shall contain representations, warranties and covenants of the Company as agreed between the Company and the Purchasers.

(c)	Prior to the Closing Date, the Company shall have furnished to the Placement Agent such further information, certificates and documents as the Placement Agent may reasonably request.

If any of the conditions specified in this Section 8 shall not have been fulfilled when and as required by this Agreement, or if any of the certificates, written statements or letters furnished to the Placement Agent or to Placement Agent’s counsel pursuant to this Section 8 shall not be reasonably satisfactory in form and substance to the Placement Agent and to Placement Agent’s counsel, all obligations of the Placement Agent hereunder may be cancelled by the Placement Agent at, or at any time prior to, the consummation of the Closing. Notice of such cancellation shall be given to the Company in writing or orally. Any such oral notice shall be confirmed promptly thereafter in writing.

Section 9. GOVERNING LAW. This Agreement will be governed by, and construed in accordance with, the laws of Puerto Rico applicable to agreements made and to be performed entirely in Puerto Rico. This Agreement may not be assigned by either party without the prior written consent of the other party. This Agreement shall be binding upon and inure to the benefit of the parties hereto, and their respective successors and permitted assigns. Any right to trial by jury with respect to any dispute arising under this Agreement or any transaction or conduct in connection herewith is waived. Any dispute arising under this Agreement shall be brought solely in the Puerto Rico and Federal United States courts located in Puerto Rico and, by execution and delivery of this Agreement, each of the Company and Placement Agent hereby accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of aforesaid courts. Each party hereto hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by delivering a copy thereof via overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. If either party shall commence an action or proceeding to enforce any provisions of a Transaction Document, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its attorney’s fees and other costs and expenses incurred with the investigation, preparation and prosecution of such action or proceeding.

Section 10. ENTIRE AGREEMENT/MISC. This Agreement (including the attached Indemnification Provisions) embodies the entire agreement and understanding between the parties hereto, and supersedes all prior agreements and understandings, relating to the subject matter hereof. If any provision of this Agreement is determined to be invalid or unenforceable in any respect, such determination will not affect such provision in any other respect or any other provision of this Agreement, which will remain in full force and effect. This Agreement may not be amended or otherwise modified or waived except by an instrument in writing signed by both Placement Agent and the Company. The representations, warranties, agreements and covenants contained herein shall survive the closing of the Placement and delivery of the Securities. This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission or a .pdf format file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or .pdf signature page were an original thereof.

4

Section 11. NOTICES. Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of (a) the date of transmission, if such notice or communication is sent to the email address specified on the signature pages attached hereto prior to 6:30 p.m. (Eastern time) on a business day, (b) the next business day after the date of transmission, if such notice or communication is sent to the email address on the signature pages attached hereto on a day that is not a business day or later than 6:30 p.m. (Eastern time) on any business day, (c) the third business day following the date of mailing, if sent by U.S. internationally recognized air courier service, or (d) upon actual receipt by the party to whom such notice is required to be given. The address for such notices and communications shall be as set forth on the signature pages hereto.

Section 12. Press Announcements. The Company agrees that the Placement Agent shall, from and after any Closing, have the right to reference the Placement and the Placement Agent’s role in connection therewith in the Placement Agent’ marketing materials and on its website and to place advertisements in financial and other newspapers and journals, in each case at its own expense.

[Signature page to follow]

5

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

First Southern LLC

By:	/s/ Manuel Gonzalez Hinds
Name:	Manuel Gonzalez Hinds
Title:	Senior Vice President/Branch Manager

Address for notices:

2 Tabonuco Street, suite 200
Guaynabo, PR 00968
Email: mgonzalez@fssec.com

USA Opportunity Income One, Inc.

By:	/s/ Dania Echemendia
Name:	Dania Echemendia
Title:	President

Address for notices:

404 Ave Constitucion #208
San Juan, Puerto Rico 00901
Attn: Dania Echemendia, President
Email: dania@usarebonds.com

6

EXHIBIT A

INDEMNIFICATION PROVISIONS

In connection with the engagement of the First Southern LLC (the “Placement Agent”) by USA Opportunity Income One, Inc. (the “Company”) pursuant to a placement agency agreement dated as of the date hereof, by and among the Company and the Placement Agent, as it may be amended from time to time in writing (the “Agreement”), the Company hereby agrees as follows:

1. To the extent permitted by law, the Company will indemnify the Placement Agent and its respective affiliates, directors, officers, employees and controlling persons (within the meaning of Section 15 of the Securities Act of 1933, as amended, or Section 20 of the Securities Exchange Act of 1934) against all losses, claims, damages, expenses and liabilities, as the same are incurred (including the reasonable fees and expenses of counsel), relating to or arising out of its activities hereunder or pursuant to the Agreement, except, with regard to the Placement Agent, to the extent that any losses, claims, damages, expenses or liabilities (or actions in respect thereof) are found in a final judgment (not subject to appeal) by a court of law to have resulted primarily and directly from such Placement Agent’s willful misconduct or gross negligence in performing the services described herein, as the case may be.

2. Promptly after receipt by the Placement Agent of notice of any claim or the commencement of any action or proceeding with respect to which such Placement Agent is entitled to indemnity hereunder, such Placement Agent will notify the Company in writing of such claim or of the commencement of such action or proceeding, and the Company will assume the defense of such action or proceeding and will employ counsel reasonably satisfactory to such Placement Agent and will pay the fees and expenses of such counsel. Notwithstanding the preceding sentence, the Placement Agent will be entitled to employ counsel separate from counsel for the Company and from any other party in such action if counsel for such Placement Agent reasonably determines that it would be inappropriate under the applicable rules of professional responsibility for the same counsel to represent both the Company and such Placement Agent. In such event, the reasonable fees and disbursements of no more than one such separate counsel will be paid by the Company. The Company will have the exclusive right to settle the claim or proceeding provided that the Company will not settle any such claim, action or proceeding without the prior written consent of the Placement Agent, which will not be unreasonably withheld.

3. The Company agrees to notify the Placement Agent promptly of the assertion against it or any other person of any claim or the commencement of any action or proceeding relating to a transaction contemplated by the Agreement.

4. If for any reason the foregoing indemnity is unavailable to the Placement Agent or insufficient to hold such Placement Agent harmless, then the Company shall contribute to the amount paid or payable by such Placement Agent, as the case may be, as a result of such losses, claims, damages or liabilities in such proportion as is appropriate to reflect not only the relative benefits received by the Company on the one hand, and such Placement Agent on the other, but also the relative fault of the Company on the one hand and such Placement Agent on the other that resulted in such losses, claims, damages or liabilities, as well as any relevant equitable considerations. The amounts paid or payable by a party in respect of losses, claims, damages and liabilities referred to above shall be deemed to include any legal or other fees and expenses incurred in defending any litigation, proceeding or other action or claim. Notwithstanding the provisions hereof, no Placement Agent’s share of the liability hereunder shall be in excess of the amount of fees actually received, or to be received, by such Placement Agent under the Agreement (excluding any amounts received as reimbursement of expenses incurred by such Placement Agent).

5. These Indemnification Provisions shall remain in full force and effect whether or not the transaction contemplated by the Agreement is completed and shall survive the termination of the Agreement, and shall be in addition to any liability that the Company might otherwise have to any indemnified party under the Agreement or otherwise.

7